Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners, L.P. Reports Second Quarter 2017 Results

Q2 HIGHLIGHTS

•	Second quarter net income was $92.6 million and cash provided by operating activities for the six month period was $43.7 million

•	Second quarter adjusted earnings before interest, taxes and depreciation (EBITDA) and distributable cash flow (DCF) were $396.6 million and $182.5 million respectively

•	On June 1, 2017, the Bakken Pipeline system was placed into service and started generating cash flow

•	On June 28, 2017, the Partnership closed the sale of EEP's interest in the Midcoast Gas Gathering and Processing business to Enbridge Energy Company, Inc., marking the conclusion of the actions taken as part of the strategic review previously announced on April 28, 2017

•	Construction has begun to replace the U.S. portion of the Line 3 pipeline (U.S. L3R Program) in Wisconsin. The U.S. L3R Program is expected to come into service in the second half of 2019

HOUSTON, TEXAS, August 2, 2017 – Enbridge Energy Partners, L.P. (NYSE:EEP) (EEP or the Partnership) today reported second quarter 2017 adjusted EBITDA and DCF of $396.6 million and $182.5 million, respectively.

Second quarter results were in-line with the Partnership’s expectations and guidance provided on April 28, 2017. Transportation volumes on the Lakehead system were up year over year, although tolls were reduced on April 1 to reflect the updated revenue requirement for 2017. Given the regulated cost of service nature of the Lakehead system, these factors do not materially impact adjusted EBITDA or DCF for the quarter. Demand for transportation on the North Dakota system remains strong although EBITDA for this business was down relative to last year as expected due to surcharges that rolled off in the first quarter of 2017. Other factors contributing to the year over year variance include: the sale of the Ozark pipeline system; lower contributions from rail facilities; continued weakness in the natural gas business that was divested on June 28, 2017; and the successfully completed Line 5 hydrostatic testing that was undertaken earlier in the year than originally anticipated, increasing operating and administrative costs by $10 million.

"With the restructuring actions and transition to a pure play liquids pipeline business now complete, we’re pleased to be moving forward with a stronger balance sheet, healthier distribution coverage, limited external capital needs and a lower risk business overall,” said Mark Maki, President for the Partnership. “With the gas business removed, we’re excited about the return to EEP’s core business of liquids pipelines. The “utility like” value proposition offered by the Partnership is expected to provide our investors with stable and predictable results from some of North America’s most strategic liquids pipeline infrastructure.”

In June, hydro testing was successfully completed on both the east and the west segments of the Line 5 crossing at the Straits of Mackinac. This testing was part of the Company’s ongoing maintenance and modernization regimen for the Lakehead system. The lines were tested to 1200 pounds per square inch (psi), which is the same test pressure used when the pipes were installed and well above the normal operating pressure of 150 psi. This test, coupled with our on-going maintenance and inspection programs, validates the system can operate safely and reliably well into the future.

On June 1, 2017, the Bakken Pipeline System was placed into service and started generating cash flow. Collectively, Enbridge Energy Company, Inc., (EECI) and EEP hold an effective 27.6 percent ownership in the Bakken Pipeline System with EEP owning 25 percent and EECI owning 75 percent, respectively. Under the terms of the joint funding arrangement with EECI, EEP has a five-year option to acquire an additional 20 percent interest in EECI’s Bakken Pipeline System investment at net book value.

Demand for the North Dakota legacy system into Clearbrook remains strong, averaging over 215 kbpd for the quarter.

“The situation in North Dakota is playing out as we anticipated,” said Mr. Maki. “Our North Dakota legacy system into Clearbook remains full given its strong strategic position as the lowest cost system in the basin. In addition, second quarter volumes into Cromer on the Bakken expansion pipeline exceeded contracted capacity.”

Construction has begun on the U.S. L3R Program in Wisconsin and will begin this summer on certain sections of Line 3 in Canada (Canadian L3R Program) owned by Enbridge Income Partners LP (Enbridge). This project will enhance the reliability of EEP’s Lakehead system and is a key execution priority for the Partnership.

All required permitting is in place to proceed with construction of the U.S. L3R Program in Wisconsin and for the Canadian L3R Program scheduled for 2017. Permitting is also in place for construction in North Dakota. The remaining jurisdiction in which the regulatory process is still under way is in Minnesota where the Minnesota Department of Commerce is expected to release a Final Environmental Impact Statement in the third quarter of 2017. Based on the expected regulatory process and timeline, Management’s anticipated in-service date for the project is the second half of 2019.

Given the updated execution plan, the finalized cost estimate for the U.S. L3R Program is now US$2.9 billion. The revised cost is approximately 12 percent above the original estimate at the time of project sanctioning in 2014, and primarily reflects delays in the regulatory process, scope changes and route modifications as well as other changes that resulted from the extensive consultation process. The return that EEP will earn on the U.S. L3R Program will not be negatively impacted by the higher capital costs. The return on and of U.S. L3R Program capital will be recovered through the surcharge based on EEP's existing Facilities Surcharge Mechanism.

“We’re pleased that the regulatory process has progressed to a point where Enbridge and the Partnership have the confidence to advance the construction of Line 3 in Wisconsin and in Canada,” commented Mr. Maki. “This is an important project that will enhance the reliability of our Lakehead system for our customers in the U.S. and Canada.”

Second Quarter 2017 Performance Overview

The Partnership’s key financial results for the three and six months ended June 30, 2017, compared to the same periods in 2016, were as follows:

	Three months ended		Six months ended
	June 30,		June 30,
(unaudited; in millions, except per unit amounts)	2017	2016	2017	2016
Net income(1)	$92.6	$83.7	$158.1	$163.7
Net income per unit (basic and diluted)	0.21	0.08	0.36	0.15
Adjusted EBITDA(2)	396.6	489.3	810.7	955.5
Adjusted net income(1)	65.3	135.6	133.8	249.4
Adjusted net income per unit (basic and diluted)	$0.14	$0.22	$0.30	$0.39

(1)	Net income and adjusted net income attributable to general and limited partner ownership interests in Enbridge Partners.
(2)	Includes non-controlling interest.

Adjusted net income and adjusted EBITDA for the three and six months ended June 30, 2017, as reported above, eliminate the effect of: (a) non-cash, mark-to-market net gains and losses; and (b) other adjustments. Refer to the Non-GAAP Reconciliations section below for additional details.

Net income for the second quarter of 2017 increased $8.9 million over the same period from the prior year as a result of decreased losses from discontinued operations due to changes in non-cash mark-to-market derivative transactions and reduced operating and administrative costs. Net income from continuing operations decreased $8.3 million over the same period from the prior year as a result of lower earnings, predominately due to lower tolls on the North Dakota system. This decrease was partially offset by higher volumes on the Lakehead system primarily as a result of non-recurrence of the wildfires in northeastern Alberta in the second quarter of 2016, and the sale of unnecessary pipe related to the Sandpiper Project in the current period.

Adjusted net income of $65.3 million for the second quarter of 2017 was $70.3 million lower than the same period from the prior year. The decrease is attributable to discontinued operations, which decreased $27.6 million due to lower commodity prices, decreased processing and storage margins, reduced natural gas throughput and reduced NGL production volumes. The decrease was partially offset by reduced operating and administrative costs due to cost savings in the 2017 period as a result of workforce reductions, lower property taxes and other cost reduction efforts. Continuing operations decreased due to the drivers previously discussed.

COMPARATIVE EARNINGS STATEMENT	Three months ended		Six months ended
	June 30,		June 30,
(unaudited; in millions, except per unit amounts)	2017	2016	2017	2016
Operating revenues	$596.5	$621.3	$1,201.2	$1,251.0
Operating expenses:
Environmental costs, net of recoveries	3.5	0.1	13.8	17.0
Operating and administrative	158.3	134.1	311.4	276.4
Power	66.4	59.7	140.9	132.5
Depreciation and amortization	108.3	104.9	217.1	206.3
Gain on sale of assets	(51.5)	-	(62.1)	-
Operating income	311.5	322.5	580.1	618.8
Interest expense, net	(102.8)	(93.3)	(201.7)	(197.8)
Allowance for equity used during construction	10.7	13.3	21.0	25.6
Other income	11.4	0.2	11.4	0.4
Income from continuing operations before income tax expense	230.8	242.7	410.8	447.0
Income tax benefit (expense)	1.6	(2.0)	0.5	(3.6)
Income from continuing operations	232.4	240.7	411.3	443.4
Loss from discontinued operations, net of tax	(35.4)	(63.0)	(56.8)	(93.3)
Net income	197.0	177.7	354.5	350.1
Less: Net income attributable to:
Noncontrolling interest	90.6	70.3	158.9	139.1
Series 1 preferred unit distributions	6.5	22.5	29.0	45.0
Accretion of discount on Series 1 preferred units	7.3	1.2	8.5	2.3
Net income attributable to general and limited partner
ownership interests in Enbridge Energy Partners, L.P.	$92.6	$83.7	$158.1	$163.7
Net income (loss) allocable to common units and i-units
Income from continuing operations	$104.9	$73.7	$172.1	$118.8
Loss from discontinued operations	(24.2)	(46.0)	(38.0)	(67.0)
Net income allocable to common units and i-units	$80.7	$27.7	$134.1	$51.8
Net income (loss) per common unit and i-unit (basic and diluted)
Income from continuing operations	$0.27	$0.21	$0.46	$0.33
Loss from discontinued operations	(0.06)	(0.13)	(0.10)	(0.18)
Net income per common unit and i-unit	$0.21	$0.08	$0.36	$0.15
Weighted average common units and i-units (basic and diluted)	400.1	347.1	376.7	345.9

Comparison of Quarterly Results

Following are explanations for significant changes in the Partnership’s financial results, comparing the three and six months ended June 30, 2017 with the same period of 2016. The comparison refers to operating income and adjusted operating income. Adjusted operating income excludes the effect of certain non-cash and other items that the Partnership believes are not indicative of its core operating results (see Non-GAAP Reconciliations section below).

	Three months ended		Six months ended
Operating Income (Loss)	June 30,		June 30,
(unaudited; in millions)	2017	2016	2017	2016
Liquids	$316.3	$324.5	$587.5	$625.9
Other	(4.8)	(2.0)	(7.4)	(7.1)
Operating income	$311.5	$322.5	$580.1	$618.8

	Three months ended		Six months ended
Adjusted Operating Income (Loss)	June 30,		June 30,
(unaudited; in millions)	2017	2016	2017	2016
Liquids	$268.3	$330.8	$545.7	$641.3
Other	(4.8)	(2.0)	(7.4)	(7.1)
Adjusted operating income	$263.5	$328.8	$538.3	$634.2

Liquids

Second quarter operating results for the Liquids segment decreased $8.2 million to $316.3 million over the comparable period in 2016. Lower operating results were due to several factors such as lower average rates and reduced short-haul transportation volumes destined for the Berthold rail loading facility on the North Dakota system. North Dakota rates decreased due to the expiration of the Phase 5 and Phase 6 expansion surcharges, resulting in a $7.3 million decrease in operating revenue period over period. Operating results were further reduced due to the Ozark Pipeline System sale during the first quarter of 2017. Offsetting the decrease in operating results was increased operating revenue on the Lakehead system primarily as a result of non-recurrence of the wildfires in northeastern Alberta in the second quarter of 2016, and a gain on the sale of pipe from the Sandpiper project of $51.5 million. Operating and administrative costs were higher period over period due to Line 5 hydrostatic testing costs of $9.8 million and higher property taxes of $4.0 million.

Second quarter adjusted operating income for the Liquids segment decreased $62.5 million to $268.3 million over the comparable period in 2016 due to the same operating factors described above, which exclude the impact of gains on the sale of assets and the impact of non-cash, mark-to market gains and losses.

	Three months ended		Six months ended
Liquids Systems Volumes	June 30,		June 30,
(thousand barrels per day)	2017	2016	2017	2016
Lakehead	2,604	2,440	2,675	2,588
Mid-Continent	145	216	145	192
North Dakota	334	381	345	392
Total	3,083	3,037	3,165	3,172

Discontinued Operations

	Three months ended		Six months ended
Discontinued Operations	June 30,		June 30,
(unaudited; in millions)	2017	2016	2017	2016
Net loss from discontinued operations	$(35.4)	$(63.0)	$(56.8)	$(93.3)
Adjusted net loss from discontinued operations	$(42.1)	$(20.1)	$(66.5)	$(28.8)

Second quarter losses from discontinued operations decreased $27.6 million over the comparable period in 2016. The decrease was primarily the result of a favorable increase in non-cash mark-to market gains in the current period of $55.8 million when compared to the same period in 2016, lower operating and administrative expenses due to cost savings as a result of workforce reductions, lower property taxes and other cost reduction efforts. Also contributing to the decrease in loss from discontinued operations was the absence of an asset impairment charge of $10.6 million on certain trucking assets in 2016. 2017 results were unfavorably impacted by lower commodity prices, net of hedges, and lower processing and storage margins.

Second quarter adjusted loss from discontinued operations increased $22.0 million over the comparable period in 2016. The increase was predominantly attributable to a reduction in the value that the Partnership receives for its natural gas liquids due to lower hedged prices and lower natural gas and NGL system volumes.

	Three months ended		Six months ended
Natural Gas Throughput	June 30,		June 30,
(MMBtu per day)	2017	2016	2017	2016
East Texas	908,000	931,000	877,000	939,000
Anadarko	516,000	637,000	514,000	645,000
North Texas	172,000	203,000	174,000	210,000
Total	1,596,000	1,771,000	1,565,000	1,794,000

	Three months ended		Six months ended
NGL Production	June 30,		June 30,
(Barrels per day)	2017	2016	2017	2016
Total System Production	63,887	71,747	63,389	72,666

Conference Call Details

The Partnership will host a joint conference call and webcast at 9:00 a.m. Eastern Time (7 a.m. Mountain Time) on August 3, 2017, with Enbridge Inc. (TSX: ENB) (NYSE:ENB), Enbridge Income Fund Holdings Inc. (TSX: ENF), and Spectra Energy Partners, LP (NYSE: SEP) to provide an enterprise wide business update and review 2017 second quarter financial results. Analysts, members of the media and other interested parties can access the call toll free at (877) 930-8043 or outside North America at (253) 336-7522 using the access code of 51403910#. The call will be audio webcast live at http://edge.media-server.com/m/p/7gd26ak2. A webcast replay and podcast will be available approximately two hours after the conclusion of the event and a transcript will be posted to the website within approximately 24 hours. An audio replay will be available for seven days after the call toll free at (855) 859-2056 or outside North America at (404) 537-3406 using the replay passcode 51403910#.

Non-GAAP Reconciliations

Reconciliations of forward looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges with estimating some of the items, particularly with estimating non-cash unrealized derivative fair value losses and gains, which are subject to market variability, and therefore a reconciliation is not available without unreasonable effort.

Adjusted Net Income and Adjusted Operating Income

Adjusted net income for the Partnership and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding non-cash unrealized derivative fair value losses and gains and other items that Management believes are not indicative of the Partnership’s core operating results. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States. Non-GAAP measures no longer include make-up rights and option premium amortization adjustments. These changes were made on a prospective basis beginning with the second quarter of 2016 and are not material for historical periods presented.

	Three months ended		Six months ended
Adjusted Net Income	June 30,		June 30,
(unaudited; in millions, except per unit amounts)	2017	2016	2017	2016
Net income attributable to general and limited partner ownership	$92.6	$83.7	$158.1	$163.7
interests in Enbridge Energy Partners, L.P.
Noncash derivative fair value (gains) losses:
-Liquids	(1.0)	5.1	(2.7)	6.8
-Natural Gas - included in Discontinued Operations	(7.5)	34.8	(12.0)	55.5
-Other	1.7	1.5	1.9	3.4
Accretion of discount on Series 1 preferred units	7.3	1.2	8.5	2.3
Make-up rights adjustment	-	-	-	1.0
Line 2 hydrotest expenses, net of recoveries	-	0.2	-	(8.3)
Line 6A and 6B incident expenses, net of recoveries	-	1.0	-	16.0
Option premium amortization	-	-	-	0.9
Sandpiper Project wind down costs	1.4	-	3.9	-
Gain on sale of assets	(32.3)	-	(32.3)	-
Severance costs	2.3	-	7.6	-
Asset impairment	-	8.1	-	8.1
Integration	0.8	-	0.8	-
Adjusted net income	65.3	135.6	133.8	249.4
Less: Allocations to general partner	11.4	57.0	22.8	113.6
Adjusted net income allocable to common units and i-units	$53.9	$78.6	$111.0	$135.8
Weighted average common units and i-units outstanding	400.1	347.1	376.7	345.9
Adjusted net income per common unit and i-unit (basic and diluted)	$0.14	$0.22	$0.30	$0.39

	Three months ended		Six months ended
Liquids	June 30,		June 30,
(unaudited; in millions)	2017	2016	2017	2016
Operating income	$316.3	$324.5	$587.5	$625.9
Noncash derivative fair value (gains) losses	(1.0)	5.1	(2.7)	6.8
Make-up rights adjustment	-	-	-	0.9
Line 2 hydrotest expenses, net of recoveries	-	0.2	-	(8.3)
Line 6A and 6B incident expenses, net of recoveries	-	1.0	-	16.0
Gain on sale of assets	(51.5)	-	(51.5)	-
Sandpiper Project wind down costs	2.3	-	6.3	-
Severance costs	1.6	-	5.5	-
Integration	0.6	-	0.6	-
Adjusted operating income	$268.3	$330.8	$545.7	$641.3

	Three months ended		Six months ended
Discontinued Operations	June 30,		June 30,
(unaudited; in millions)	2017	2016	2017	2016
Net loss from discontinued operations	$(35.4)	$(63.0)	$(56.8)	$(93.3)
Noncash derivative fair value (gains) losses	(7.5)	34.8	(12.0)	55.5
Option premium amortization (1)	-	-	-	0.9
Severance costs	0.6	-	2.1	-
Integration	0.2	-	0.2	-
Asset impairment	-	8.1	-	8.1
Adjusted net loss from discontinued operations	$(42.1)	$(20.1)	$(66.5)	$(28.8)

(1)	Adjusted operating income no longer includes option premium amortization adjustments due to recent SEC interpretations. These changes will be made on a prospective basis and are not material for historical periods presented.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to manage the performance of the entity. Distributable cash flow is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliations of net income to adjusted EBITDA and net cash provided by operating activities to distributable cash flow are provided because adjusted EBITDA and distributable cash flow are not financial measures recognized under generally accepted accounting principles.

	Three months ended		Six months ended
Adjusted EBITDA	June 30,		June 30,
(unaudited; in millions)	2017	2016	2017	2016
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$92.6	$83.7	$158.1	$163.7
Net income attributable to noncontrolling interest	90.6	70.3	158.9	139.1
Series 1 preferred unit distributions	6.5	22.5	29.0	45.0
Accretion of discount on Series 1 preferred units	7.3	1.2	8.5	2.3
Interest expense, income tax expense, and depreciation
and amortization - discontinued operations	47.1	48.7	92.7	97.6
Interest expense, net	102.8	93.3	201.7	197.8
Income tax expense (benefit)	(1.6)	2.0	(0.5)	3.6
Depreciation and amortization	108.3	104.9	217.1	206.3
Noncash derivative fair value (gains) losses	(11.0)	50.9	(18.6)	79.7
Make-up rights adjustment	-	-	-	0.9
Line 2 hydrotest expense, net of recoveries	-	0.2	-	(8.3)
Line 6A and 6B incident expenses, net of recoveries	-	1.0	-	16.0
Option premium amortization	-	-	-	1.2
Gain on sale of assets	(51.5)	-	(51.5)	-
Sandpiper project wind down costs	2.3	-	6.3	-
Severance costs	2.4	-	8.2	-
Integration	0.8	-	0.8	-
Asset impairment	-	10.6	-	10.6
Adjusted EBITDA	$396.6	$489.3	$810.7	$955.5

	Three months ended		Six months ended
Distributable Cash Flow	June 30,		June 30,
(unaudited; in millions)	2017	2016	2017	2016
Total net cash provided by operating activities	$(190.0)	$280.2	$43.7	$546.5
Changes in operating assets and liabilities,
net of cash acquired	493.9	104.9	546.8	194.0
Allowance for equity used during construction(1)	-	13.3	-	25.6
Option premium amortization	-	-	-	1.2
Line 2 hydrotest expense, net of recoveries	-	0.2	-	(8.3)
Distributions in excess of equity earnings	(0.7)	1.2	0.1	2.7
Maintenance capital expenditures	(6.8)	(11.6)	(15.8)	(19.7)
Non-controlling interests	(94.1)	(118.5)	(190.9)	(226.3)
Gain on sale of assets	-	-	10.6	-
Distribution support agreement(2)	-	(1.0)	-	(1.4)
Other	(19.8)	(6.0)	(14.3)	(7.1)
Distributable cash flow	$182.5	$262.7	$380.2	$507.2

(1)	Distributable cash flow excludes allowance for equity used during construction beginning Q1 2017.
(2)	Distribution agreement in place with MEP to support 1.0x coverage of the then declared distribution with a term through 2017, and no requirement for MEP to reimburse EEP for adjusted distributions.

Forward-Looking Statements

This news release includes forward-looking statements, which are statements that frequently use words such as "anticipate," "believe," "consider," "continue," "could," "estimate," "evaluate," "expect," "explore," "forecast," "intend," "may," "opportunity," "plan," "position," "projection," "should," "strategy," "target," "will" and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Any forward-looking statement made by the Partnership in this release speaks only as of the date on which it is made, and the Partnership undertakes no obligation to publicly update any forward-looking statement. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) the effectiveness of the various actions the Partnership has announced resulting from its strategic review process; (2) changes in the demand for the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, including the rate of development of the Alberta Oil Sands; (3) the Partnership’s ability to successfully complete and finance expansion projects; (4) the effects of competition, in particular, by other pipeline systems; (5) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom it sell products; (6) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties and injunctive relief assessed in connection with the crude oil release on that line; (7) changes in or challenges to the Partnership’s tariff rates; (8) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; and (9) permitting at federal, state and local level or renewals of rights of way. Any statements regarding sponsor expectations or intentions are based on information communicated to the Partnership by Enbridge Inc., but there can be no assurance that these expectations or intentions will not change in the future.

Except to the extent required by law, we assume no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q or current reports on Form 8-K for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s website (www.sec.gov) and at the Partnership’s website.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system's deliveries to refining centers and connected carriers in the United States account for approximately 23 percent of total U.S. oil imports. Enbridge Energy Partners, L.P. is traded on the New York stock exchange under the symbol EEP; information about the company is available on its website at www.enbridgepartners.com.

About Enbridge Energy Management, L.L.C.

Enbridge Energy Management, L.L.C. manages the business and affairs of the Partnership, and its sole asset is an approximate 19.2 percent limited partner interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, Canada (NYSE: ENB) (TSX: ENB) is the General Partner of the Partnership and holds an approximate 35 percent interest in the Partnership. Enbridge Management is the delegate of the General Partner of the Partnership.

FOR FURTHER INFORMATION PLEASE CONTACT:

Enbridge Energy Partners, L.P.

Media	Investment Community
Michael Barnes	Adam McKnight
Toll Free: (877) 496-8142	Toll Free: (403) 266-7922
Email: michael.barnes@enbridge.com	Email: adam.mcknight@enbridge.com